Appvion Reports Third Quarter 2016 Results

APPLETON, Wis., Nov. 7, 2016 /PRNewswire/ -- Appvion's third quarter 2016 net sales of $169.2 million were $11.4 million lower than third quarter 2015 primarily due to lower total shipment volume and unfavorable market pricing. Thermal papers net sales were $101.6 million which was $2.2 million higher than third quarter 2015. Carbonless papers net sales of $67.6 million declined $13.6 million compared to third quarter 2015.

Current quarter shipments of thermal papers decreased approximately 2% in third quarter 2016 compared to third quarter 2015. Shipments of tag, label and entertainment papers (TLE) were more than 14% higher than in third quarter 2015, while shipments of receipt paper declined approximately 20% compared to the same period last year. Sequentially, third quarter 2016 thermal papers volume grew over 4% compared to second quarter 2016, with volumes for both TLE and receipt papers improving from the previous quarter.

Carbonless papers shipment volume in third quarter 2016 was approximately 11% lower than third quarter 2015; however, within the carbonless segment, specialty papers continued its strong growth with a volume increase of nearly 28% compared to third quarter 2015.

Appvion recorded third quarter 2016 operating income of $3.4 million compared to operating income of $4.2 million for third quarter 2015. Current quarter operating income was negatively impacted by a $4.5 million mark-to-market unfavorable variance associated with the Company's retiree benefit plans compared to the same period last year, lower shipment volumes across both paper segments and unfavorable pricing in the carbonless papers segment. The Company also paid $2.1 million for advisory services supporting its profit improvement efforts. The negative impact of those factors on earnings was offset by improved pricing for thermal receipt paper, lower raw material costs, improved operational performance, ongoing cost-savings initiatives, and lower selling, general and administrative (SG&A) expenses.

Appvion's net sales for the first nine months of 2016 were $523.3 million; $7.3 million lower than the first nine months of 2015. Year-to-date shipment volume for thermal papers was approximately 6% higher than the same period last year with TLE volume increasing approximately 12% while receipt paper volume was relatively flat. Year-to-date shipment volume for carbonless papers declined approximately 12% compared to the same period in 2015. Despite volume declines in this segment, specialty papers volume growth gained traction and increased nearly 15% compared to the same period last year.

The Company reported operating income of $16.9 million for the first nine months of 2016 compared to operating income of $7.0 million for the same period last year. Increased volume, improved pricing and product mix in the thermal papers segment, lower spending associated with the annual maintenance downtime taken at the Roaring Spring, Pennsylvania mill, continued improvements in operating performance, execution of cost-savings initiatives, and lower SG&A expenses all contributed to the year-over-year improvement. The positive impact of those improvements was somewhat offset by lower volume and price in the carbonless papers segment, a $3.0 million mark-to-market unfavorable variance associated with the Company's retiree benefit plans compared to the same period last year, and $3.4 million for advisory services supporting profit improvement efforts.

Kevin Gilligan, Appvion's chief executive officer, said strong sales for the Company's thermal TLE products helped to counter the impact of lower demand for Appvion's carbonless and thermal receipt papers during third quarter 2016. Sales for thermal TLE products grew more than 13% compared to third quarter 2015. Volume for TLE products was up more than 14% compared to third quarter 2015. Gilligan said that such growth is consistent with the Company's strategy to place greater focus on thermal TLE product sales growth while working to improve the profitability of the thermal receipt paper business. The Company is also working to expand its portfolio of specialty papers. He also stated the Company's ongoing efforts to achieve and sustain operational performance improvements contributed significantly to third quarter and year-to-date 2016 improvements to operating earnings. Consistently strong manufacturing performance combined with continued reduction in SG&A expenses more than offset the financial impact of volume declines for year-to-date earnings. Gilligan also noted that as of October 3, 2016, Appvion fulfilled its contractual obligation for the Company's share of the costs associated with the cleanup of the Lower Fox River by making its last payment.

Third Quarter and Year-to-Date Business Unit Results (dollars in millions):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	October 2, 2016	October 4, 2015	October 2, 2016	October 4, 2015

Thermal Papers	$ 101.6	$ 99.4	$ 2.5	$ (0.1)
Carbonless Papers	67.6	81.2	3.9	6.7
Other (Unallocated)	--	--	(3.0)	(2.4)
	$ 169.2	$ 180.6	$ 3.4	$ 4.2

	Net Sales for the		Operating Income (Loss) for the
	Nine Months Ended		Nine Months Ended
	October 2, 2016	October 4, 2015	October 2, 2016	October 4, 2015

Thermal Papers	$ 304.3	$ 277.0	$ 11.3	$ (6.7)
Carbonless Papers	219.0	253.6	13.2	21.7
Other (Unallocated)	--	--	(7.6)	(8.0)
	$ 523.3	$ 530.6	$ 16.9	$ 7.0

Thermal Papers
Third quarter 2016 thermal papers net sales totaled $101.6 million compared to net sales of $99.4 million for the same period in 2015. Third quarter 2016 operating income was $2.5 million compared to a third quarter 2015 operating loss of $0.1 million. Slightly lower shipment volumes negatively impacted current quarter earnings by $0.6 million; however, that was more than offset by favorable pricing and product mix of $3.8 million. Continued improvements in operating performance and execution of cost-savings initiatives, as well as lower SG&A expenses and other spending, combined to add $1.0 million to third quarter 2016 earnings compared to the same quarter last year. In addition, the thermal papers segment had a $1.6 million mark-to-market unfavorable variance associated with the Company's retiree benefit plans compared to the same period last year.

During the first nine months of 2016, thermal papers net sales totaled $304.3 million, an increase of $27.3 million compared to the same period of the prior year. Operating income for the first nine months of 2016 was $11.3 million compared to an operating loss of $6.7 million for the segment during the same period last year. Current nine-month period results include a $1.0 mark-to-market unfavorable variance associated with the Company's retiree benefit plans compared to the same period last year.

Carbonless Papers
Third quarter 2016 carbonless papers net sales totaled $67.6 million, a decrease of $13.6 million compared to the same period in 2015. In third quarter 2016, carbonless papers recorded operating income of $3.9 million compared to operating income of $6.7 million reported for third quarter 2015. Third quarter earnings were $4.6 million lower due to reduced shipment volumes and $4.9 million unfavorable due to pricing and product mix. Continued improvements in operating performance and execution of cost-savings initiatives, as well as lower SG&A expenses and other spending, added $9.4 million to third quarter 2016 earnings compared to the same quarter last year. In addition, the carbonless papers segment had a $2.7 million mark-to-market unfavorable variance associated with the Company's retiree benefit plans compared to the same period year last year.

During the first nine months of 2016, carbonless net sales totaled $219.0 million, a decrease of 13.7% from the same period in 2015. For the first nine months of 2016, Appvion reported operating income of $13.2 million compared to $21.7 million of operating income for the same period in 2015. Current nine-month period results included a $1.8 mark-to-market unfavorable variance associated with the Company's retiree benefit plans compared to the same period last year.

Other (Unallocated)
Unallocated corporate charges totaled $3.0 million in third quarter 2016 and $2.4 million in third quarter 2015. Year-to-date 2016 expense was $7.6 million compared to $8.0 million for the first nine months of 2015. Year-to-date 2016 expense of $3.4 million for advisory services supporting profit improvement efforts included a $1.6 million charge to unallocated expenses, while $1.0 million was allocated to the thermal papers segment and $0.8 million was allocated to the carbonless papers segment.

Balance Sheet
At the end of the third quarter 2016, the Company held cash balances of $3.7 million compared to cash balances of $1.8 million at year-end 2015. Net debt was $430.4 million compared to $413.5 million at year-end 2015.

Outlook
Gilligan said that strong demand for the Company's thermal TLE grades has driven sequential growth of shipment volumes in each of the past five quarters. The Company expects that growth to continue through fourth quarter 2016. Demand for its thermal receipt paper is expected to be consistent with third quarter volume; however, the Company expects pricing to continue to be competitive in fourth quarter 2016.

The Company expects a decline in carbonless product volume for fourth quarter 2016 to be consistent with historical market decline trends and that comparative quarterly results will no longer require an adjustment for the loss of a significant customer account during the second half of 2015. However, the Company expects total volume for its carbonless papers segment to exceed segment volume for third quarter 2016 due to continued sales and volume growth of the Company's specialty papers. Gilligan added, "We expect to continue to deliver improved operational performance and cost reductions as we have for the past several quarters."

Earnings release conference call
Appvion will host a conference call to discuss its third quarter 2016 results on Tuesday, November 8, 2016, at 11:00 a.m. ET. The call will be broadcast live over the Internet. A webcast link and presentation slides will be available in the investor section/events & presentations of the Appvion website at www.appvion.com. The broadcast will also be archived on that same page of the Company website.

About Appvion
Appvion creates product solutions through its development and use of coating formulations and applications. The Company produces thermal, carbonless, security, inkjet, digital specialty and colored papers. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,400 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appvion's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appvion expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appvion's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appvion disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information
Appvion is providing Adjusted EBITDA information, which is defined as net income (loss) of Appvion determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and noncash items for the applicable period, as a complement to GAAP results. Adjusted EBITDA is a measure commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing Appvion's financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income (loss), cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in Appvion's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in an accompanying table. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1

Appvion, Inc.
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	For the Three Months Ended	For the Three Months Ended
	October 2, 2016	October 4, 2015

Net sales	$ 169.2	$ 180.6
Cost of sales	139.9	147.7

Gross profit	29.3	32.9

Selling, general and administrative expenses	25.9	28.7

Operating income	3.4	4.2

Other expense (income)
Interest expense, net	10.2	11.1
Debt Modification/Extinguishment Expense	--	3.6
Foreign exchange loss (gain)	0.1	0.2
Other expense	0.2	0.3
Loss from continuing operations before income taxes	(7.1)	(11.0)
Provision for income taxes	0.1	--

Loss from continuing operations	(7.2)	(11.0)

Discontinued operations
Income from discontinued operations	--	3.0
Gain on sale	--	188.9

Net (loss) Income	$ (7.2)	$ 180.9

Other Financial Data:
Depreciation and amortization from continuing operations	$ 6.7	$ 7.1

Table 2

Appvion, Inc.
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	For the Nine Months Ended	For the Nine Months Ended
	October 2, 2016	October 4, 2015

Net sales	$ 523.3	$ 530.6
Cost of sales	427.5	438.1

Gross profit	95.8	92.5

Selling, general and administrative expenses	78.9	85.5

Operating income	16.9	7.0

Other expense (income)
Interest expense, net	30.6	36.4
Debt Modification/Extinguishment Expense	--	3.6
Foreign exchange loss (gain)	(0.2)	1.4
Other expense	0.8	0.8

Loss from continuing operations before income taxes	(14.3)	(35.2)
Provision for income taxes	0.2	0.2

Loss from continuing operations	(14.5)	(35.4)

Discontinued operations
Income from discontinued operations	--	11.8
Gain on sale	--	188.9

Net (loss)	$ (14.5)	$ 165.3

Other Financial Data:

Depreciation and amortization from continuing operations	$ 19.9	$ 20.6

Table 3

Appvion, Inc.
Condensed Consolidated Balance Sheets
(dollars in millions)
(unaudited)

	October 2, 2016	January 2, 2016

Cash and cash equivalents	$ 3.7	$ 1.8
Accounts receivable	46.9	41.6
Inventories	85.7	87.2
Other current assets	2.8	4.7
Total current assets	139.1	135.3

Property, plant and equipment, net	210.0	214.9

Other long-term assets	45.0	48.2

Total assets	$ 394.1	$ 398.4

Accounts payable	$ 44.8	$ 51.1
Other current liabilities	61.5	53.4
Total current liabilities	106.3	104.5

Long-term debt	428.3	413.8

Other long-term liabilities	165.1	163.6
Total equity	(305.6)	(283.5)

Total liabilities & equity	$ 394.1	$ 398.4

Table 4

Appvion, Inc.
Adjusted EBITDA

	For the Three Months Ended	For the Three Months Ended	For the Nine Months Ended	For the Nine Months Ended
	October 2, 2016	October 4, 2015	October 2, 2016	October 4, 2015

Net (loss) income	$ (7.2)	$ 180.9	$ (14.5)	$ 165.3
Gain on sale	--	(188.9)	--	(188.9)
Income from discontinued operations	--	(3.0)	--	(11.8)

Loss from continuing operations	(7.2)	(11.0)	(14.5)	(35.4)

Add:
Interest expense, net	10.2	11.1	30.6	36.4
Provision for income taxes	0.1	--	0.2	0.2
Depreciation	6.0	6.5	17.9	18.9
Amortization	0.7	0.6	2.0	1.7
Debt extinguishment expense	--	3.6	--	3.6
Foreign exchange loss (gain)	0.1	0.2	(0.2)	1.4
Other expense	0.2	0.3	0.8	0.8

EBITDA	10.1	11.3	36.8	27.6

Repair recovery boiler at SPG	--	--	--	2.1
Mark-to-market accounting for retiree benefits expense	1.8	(2.6)	1.9	(1.1)
Severance	0.0	2.2	0.2	2.8
Consulting & other legal fees	2.1	--	3.4	--
ESOP contributions and issuances	0.4	0.4	2.1	2.5

Adjusted EBITDA	$ 14.4	$ 11.3	$ 44.4	$ 33.9

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CONTACT: Bill Van Den Brandt, Senior Manager, Corporate Communications, 920-991-8613, bvandenbrandt@appvion.com